Exhibit 99.2

Cracker Barrel	POST OFFICE BOX 787
Old Country Store [Logo]	LEBANON, TENNESSEE
37088-0787

NASDAQ : CBRL

Investor Contact:	Barbara A. Gould
(615) 235-4124

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL OLD COUNTRY STORE, INC. NAMES
LAWRENCE E. HYATT AS CHIEF FINANCIAL OFFICER

LEBANON, Tenn. – December 16, 2010 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel,” or the “Company”) (Nasdaq: CBRL) today announced that its Board of Directors has elected Lawrence E. Hyatt the Company’s Senior Vice President and Chief Financial Officer.  Hyatt, who will join the Company on January 3, 2011, will have responsibility for all aspects of the Company’s finance, accounting, investor relations and information services functions.  He will report to Chairman and Chief Executive Officer Michael A. Woodhouse.

“We are pleased to have someone with Larry’s extensive experience joining Cracker Barrel,” said Woodhouse.  “His experience as a public company CFO in both the restaurant and retail industries is of great value as we look forward to building on Cracker Barrel’s recent successes and positioning the Company for sustained profitable growth.”

Hyatt has over 20 years of experience as a Chief Financial Officer with various organizations. Most recently he served as the Chief Financial Officer and Treasurer of O'Charley's Inc., a multi-concept restaurant company, a position to which he was appointed in 2004. He also served as Interim Chief Executive Officer of O'Charley's Inc. from February 2009 through June 2009. Previous positions include serving as the Executive Vice President and Chief Financial Officer of Cole National Corporation, a specialty retailer, as Chief Financial and Restructuring Officer of PSINet Inc., an internet service provider, as Chief Financial Officer of HMS Host Corporation, a subsidiary of Autogrill S.p.A., and as Chief Financial Officer of Sodexho Marriott Services, Inc. and its predecessor company.

About Cracker Barrel

Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in their old country stores and restaurants.  Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair

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Cracker Barrel Old Country Store, Inc. Names Chief Financial Officer

December 16, 2010

price. The restaurant serves up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as its signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Headquartered in Lebanon, Tennessee, Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 and operates 597 company-owned locations in 42 states.  Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m.  For more information, visit: crackerbarrel.com.

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